SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                           Longs Drug Stores Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.50 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   543162101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                       Brien M. O'Brien, Chairman and CEO
                            Advisory Research, Inc.
                         180 North Stetson, Suite 5500
                            Chicago, Illinois 60601
                                (312) 565-1414
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               October 22, 2008
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of This Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]


NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 12 Pages)
--------------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.



The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




------------------------------                             ---------------------
CUSIP NO.      543162101              SCHEDULE 13D         PAGE 2 OF 12 PAGES
------------------------------                             ---------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON


            ADVISORY RESEARCH, INC.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      ----------------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                    -0-
  OWNED BY            ----------------------------------------------------------
    EACH                 9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                     -0-
                      ----------------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            -0-
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0% (1)
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IA
--------------------------------------------------------------------------------
                               * SEE INSTRUCTIONS

(1) Based on 36,007,597 outstanding shares of the common stock of the Company, as reported in the Company's Schedule 14D9, filed with the Securities and Exchange Commission on August 18, 2008.


------------------------------                             ---------------------
CUSIP NO.      543162101             SCHEDULE 13D         PAGE 3 OF 12 PAGES
------------------------------                             ---------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON


            ADVISORY RESEARCH SMALL CAP EQUITY FUND, L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            ILLINOIS
--------------------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      ----------------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                    -0-
  OWNED BY            ----------------------------------------------------------
    EACH                 9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                     -0-
                      ----------------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            -0-
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0% (2)
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------
                               * SEE INSTRUCTIONS

(2) See footnote (1) above.

------------------------------                             ---------------------

CUSIP NO.      543162101              SCHEDULE 13D         PAGE 4 OF 12 PAGES
------------------------------                             ---------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON


            ADVISORY RESEARCH SMALL MID CAP VALUE EQUITY FUND, L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            ILLINOIS
--------------------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      ----------------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                    -0-
  OWNED BY            ----------------------------------------------------------
    EACH                 9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                     -0-
                      ----------------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            -0-
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0% (3)
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------
                               * SEE INSTRUCTIONS

(3)  See footnote (1) above.

------------------------------                             ---------------------

CUSIP NO.      543162101              SCHEDULE 13D         PAGE 5 OF 12 PAGES
------------------------------                             ---------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON


            ADVISORY RESEARCH SMALL CAP EQUITY FUND II, L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            ILLINOIS
--------------------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      ----------------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                    -0-
  OWNED BY            ----------------------------------------------------------
    EACH                 9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                     -0-
                      ----------------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            -0-
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0% (4)
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------
                               * SEE INSTRUCTIONS

(4)  See footnote (1) above.

------------------------------                             ---------------------

CUSIP NO.      543162101              SCHEDULE 13D         PAGE 6 OF 12 PAGES
------------------------------                             ---------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON


            ADVISORY RESEARCH SMALL MID CAP VALUE EQUITY FUND II, L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            ILLINOIS
--------------------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      ----------------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                    -0-
  OWNED BY            ----------------------------------------------------------
    EACH                 9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                     -0-
                      ----------------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            -0-
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0% (5)
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------
                               * SEE INSTRUCTIONS

(5)  See footnote (1) above.

------------------------------                             ---------------------

CUSIP NO.      543162101              SCHEDULE 13D         PAGE 7 OF 12 PAGES
------------------------------                             ---------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON


            ADVISORY RESEARCH ALL CAP FUND, L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            ILLINOIS
--------------------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      ----------------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                    -0-
  OWNED BY            ----------------------------------------------------------
    EACH                 9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                     -0-
                      ----------------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            -0-
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0% (6)
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------
                               * SEE INSTRUCTIONS

(6)  See footnote (1) above.

------------------------------                             ---------------------

CUSIP NO.      543162101              SCHEDULE 13D         PAGE 8 OF 12 PAGES
------------------------------                             ---------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON


            ADVISORY RESEARCH GLOBAL ALL CAP FUND, L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            ILLINOIS
--------------------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      ----------------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                    -0-
  OWNED BY            ----------------------------------------------------------
    EACH                 9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                     -0-
                      ----------------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            -0-
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0% (7)
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------
                               * SEE INSTRUCTIONS

(7)  See footnote (1) above.

------------------------------                             ---------------------
CUSIP NO.      543162101              SCHEDULE 13D         PAGE 9 OF 12 PAGES
------------------------------                             ---------------------

ITEM 1. 	  SECURITY AND ISSUER

	The Schedule 13D filed on August 20, 2008, amended on September 12, 2008, October 1,2008 and again on October 10, 2008 by Advisory Research, Inc. ("ARI"), a Delaware corporation, Advisory Research Small Cap Equity Fund, L.P. ("Advisory Small Cap"), Advisory Research Small Mid Cap Value Equity Fund, L.P. ("Advisory Small Mid Cap"), Advisory Research Small Cap Equity Fund II, L.P. ("Advisory Small Cap II"), Advisory Research Small Mid Cap Value Equity Fund
II, L.P. ("Advisory Small Mid Cap II"), Advisory Research All Cap Fund, L.P. ("Advisory All Cap"), and Advisory Research Global All Cap Fund, L.P. (" Advisory Global All Cap") and along with ARI, the "Reporting Persons", with respect to the common stock, par value $0.50 per share (the "Common Stock") of Longs Drug Stores Corp. (the "Company"), Maryland corporation, is hereby amended by this Amendment No. 4. Only those items hereby reported in this Amendment
No. 4 are amended and all other items remain unchanged.


ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

        Item 3. is hereby restated as follows:

        The source of the funds used to purchase the Common Stock was described in previous filings of this Schedule 13D. It is no longer applicable, since all Common Stock was tendered in the tender offer by Blue MergerSub Corp., an indirect wholly owned subsidiary of CVS Caremark Corporation, to purchase all outstanding Common Stock for $71.50 per share of Common Stock (the "Tender
Offer").   See Item 4.



------------------------------                             ---------------------
CUSIP NO.      543162101              SCHEDULE 13D         PAGE 10 OF 12 PAGES
------------------------------                             ---------------------


ITEM 4.		  PURPOSE OF TRANSACTION.

Item 4 is hereby restated as follows:

All of the shares of Common Stock previously reported on this Schedule 13D were tendered into the Tender Offer, and accepted for payment, except for 570 shares sold in the open market. See Item 5 and Schedule A.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

Paragraphs (a), (b) and (c) of Item 5 of the Schedule 13D are hereby restated as follows:

          (a), (b) and (c) All of the shares of Common Stock previously reported on this Schedule 13D were tendered into the Tender Offer, and accepted for payment, except for 570 shares sold in the open market. ARI no longer has any interest in any shares of Common Stock. See Schedule A.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

        Except for ARI acting as investment advisor for its clients who own the shares of Common Stock described herein, the Reporting Persons do not have any contract, arrangement, understanding or relationship with any person with respect to the securities of the Company.


---------------------------                                 -------------------
CUSIP NO.      543162101             SCHEDULE 13D           PAGE 11 OF 12 PAGES
---------------------------                                 -------------------

                                   SIGNATURES

        After reasonable inquiry and to the best of his or its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  October 27, 2008


                                 ADVISORY RESEARCH, INC.

                                 By: /s/ Brien M. O'Brien
                                     ---------------------------
                                     Name:  Brien M. O'Brien
                                     Title: Chairman & CEO


				ADVISORY RESEARCH SMALL CAP EQUITY FUND, L.P.

				By:  Advisory Research, Inc.,
				     General Partner

				By: /s/ Brien M. O'Brien
                                     ---------------------------
                                     Name:  Brien M. O'Brien
                                     Title: Chairman & CEO


				ADVISORY RESEARCH SMALL MID CAP VALUE EQUITY
				FUND, L.P.

				By:  Advisory Research, Inc.,
				     General Partner

				By: /s/ Brien M. O'Brien
                                     ---------------------------
                                     Name:  Brien M. O'Brien
                                     Title: Chairman & CEO


				ADVISORY RESEARCH SMALL CAP EQUITY FUND II, L.P.

				By:  Advisory Research, Inc.,
				     General Partner

				By: /s/ Brien M. O'Brien
                                     ---------------------------
                                     Name:  Brien M. O'Brien
                                     Title: Chairman & CEO


				ADVISORY RESEARCH SMALL MID CAP VALUE EQUITY
				FUND II, L.P.

				By:  Advisory Research, Inc.,
				     General Partner

				By: /s/ Brien M. O'Brien
                                     ---------------------------
                                     Name:  Brien M. O'Brien
                                     Title: Chairman & CEO


				ADVISORY RESEARCH ALL CAP FUND, L.P.

				By:  Advisory Research, Inc.,
				     General Partner

				By: /s/ Brien M. O'Brien
                                     ---------------------------
                                     Name:  Brien M. O'Brien
                                     Title: Chairman & CEO


				ADVISORY RESEARCH GLOBAL ALL CAP FUND, L.P.
				By:  Advisory Research, Inc.,
				     General Partner

				By: /s/ Brien M. O'Brien
                                     ---------------------------
                                     Name:  Brien M. O'Brien
                                     Title: Chairman & CEO




---------------------------                                 -------------------
CUSIP NO.      543162101             SCHEDULE 13D           PAGE 12 OF 12 PAGES
---------------------------                                 -------------------

                                      SCHEDULE A

Transactions in the shares by the Reporting Persons since October 10, 2008. All of such transactions were effected in the open market, except as noted. ARI effected its transactions in its capacity as an investment manager on behalf of certain managed accounts.

ADVISORY RESEARCH, INC.


       Trade Date       Shared Purchased (Sold)        Price Per Share ($)
      -----------       ------------------------       -------------------
       10/11/2008       (340)				$68.70
       10/16/2008	(230)				$71.24
       10/22/2008 *	(3,290,112)			$71.50

* Each of the 3,290,112 shares held on behalf of certain managed accounts described in previous filings of this Schedule 13D were tendered into the tender offer by Blue MergerSub Corp., an indirect wholly owned subsidiary of CVS Caremark Corporation, to purchase all outstanding shares of Common Stock for $71.50 per share, and were accepted for payment.